Exhibit 99.1

INTERNATIONAL PAPER PLAZA
6400 POPLAR AVENUE
MEMPHIS, TN 38197

News Release

International Paper Names Timothy S. Nicholls

Chief Financial Officer As of Dec. 1

MEMPHIS, Tenn.—July 13, 2007—International Paper (NYSE: IP) today announced that Timothy S. Nicholls has been elected senior vice president and chief financial officer, effective Dec. 1, 2007.

“Tim’s global business, finance and operations experience make him an excellent choice to be our next CFO,” said International Paper Chairman and Chief Executive Officer John Faraci. “He will be a strong addition to our leadership team as we continue to execute our transformation plan.”

Nicholls, 45, is currently vice president and executive project leader on special assignment related to the company’s potential joint venture with Russian pulp and paper company, Ilim Pulp. He has also served as vice president and chief financial officer of the company’s European operations, based in Brussels, Belgium, and as president of the company’s former Canadian pulp and wood products business.

Nicholls began his career in the paper industry with Union Camp Corporation in 1991, where he held positions in finance, business management, and planning and development in both U.S. and non-U.S. packaging operations. When International Paper acquired Union Camp in 1999, he became general manager of the emerging markets segment of the combined company’s corrugated packaging business and later became director of finance and planning for the industrial packaging sector.

Nicholls earned his Bachelor’s degree in Business Administration from the University of South Carolina in Spartanburg, and has an MBA from the University of Georgia in Athens.

On International Paper

International Paper (NYSE:IP), founded in 1898, is a global uncoated paper and packaging company with primary markets and manufacturing operations in North America, Europe, Russia, Latin America, Asia and North Africa. Its uncoated papers and packaging businesses are complemented by xpedx, North America’s largest distributor of printing papers and graphics supplies and equipment. Headquartered in the United States, International Paper employs approximately 54,000 people in more than 20 countries, and serves customers worldwide. Annual sales are about $22 billion. International Paper partners with customers and environmental, academic, civic and governmental organizations, as well as landowners and harvesting professionals, to encourage responsible forest stewardship, improve the health and productivity of forestlands and increase recovery of our recyclable products. The company has a long-standing policy of using no wood from endangered forests. To learn more about International Paper, its products and commitment to economic, social and environmental sustainability, visit www.internationalpaper.com.

This press release may contain forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. For example, a change in business or personal circumstances may affect the timing of Ms. Parrs’ retirement and may also affect the date on which Mr. Nicholls assumes his duties as chief financial officer. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

International Paper Contacts:

Media, Amy Sawyer, +1 901 826 4278 or amy.sawyer@ipaper.com; Investors, Brian McDonald, +1 901 419 4957, or Ann-Marie Donaldson, +1 901 419 4967